FRANKLIN FINANCIAL CORPORATION

CODE OF ETHICS
AND
BUSINESS CONDUCT

July 19, 2011

FRANKLIN FINANCIAL CORPORATION
Code of Ethics and Business Conduct

The reputation of Franklin Financial Corporation and its subsidiaries (“the Company”) for integrity and ethical business conduct is critical to the Company’s success and is therefore, of utmost importance.  Accordingly, all employees and directors have an individual responsibility to conduct themselves in a manner that is consistent with the highest standards of integrity and business ethics.

This Code of Ethics and Business Conduct (“Code”) reflects corporate policy of the Company as well as certain laws and regulations with respect to various activities and circumstances, and it shall govern the actions and conduct of employees, executive officers and directors.  When there is doubt about what action is appropriate, an employee should obtain guidance from the individual to whom he or she reports and/or from the Company’s Director of Internal Audit or President and Chief Executive Officer.  In all situations, it is expected that employees will act with good judgment in a fair and honest manner and avoid even the appearance of legal or ethical impropriety.

This Code is not a replacement for policies and procedures that address the specifics of our business or that may impose stricter or more detailed requirements.  No code of conduct can cover every potential situation.  The Code is designed to provide written standards to promote honest and ethical conduct, compliance with law, and a vehicle for prompt internal reporting and accountability to assure adherence to the Code.  It is, therefore, your responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good business judgment.

Certain parts of this Code may apply specifically to “executive officers.”  Executive officer means a member of the Company’s Executive Committee so designated by resolution of the Board of Directors.

The policies and procedures contained in this Code do not constitute a legal contract and may be changed, modified or discontinued from time to time without notice (except as required by law) and in the sole discretion of the Company.  Failure to adhere to these policies and procedures may result in disciplinary action up to and including dismissal.

Except as otherwise provided by written agreement or applicable law, persons employed by the Company are employed at will and the Company reserves the right to take employment action, including termination, at any time for any reason without notice.

TABLE OF CONTENTS

Financial Policies	3

Conflicts of Interest	4

Accepting Gifts and Gratuities	5

Corporate Opportunities	6

Equal Employment Opportunity, Harassment and Sexual Harassment	6

Illegal and Impairing Substances	7

Workplace Violence	7

Marketing Practices and Antitrust	8

Computer Networks, Voice Mail, E-Mail and the Internet	8

Confidential Information	10

Examinations, Government Investigations and Litigation	11

Personal Finance	12

Outside Activities	13

Political Activity	13

Detailed Policies and Procedures	14

Administration of the Code	14

Contacts	17

NOTE: Throughout the Code of Ethics and Business Conduct, the term “Company” refers to Franklin Financial Corporation and/or the subsidiary in which an employee works, depending on context.

Financial Policies

Use of Company Assets

The Company’s assets are to be used exclusively in the pursuit of the Company’s business except for minimal personal use authorized by your supervisor in accordance with other Company policies. The Company’s assets include equipment, facilities, supplies, services such as telephones and computer networks, and the time and efforts of its employees.  You should not use Company assets for personal gain or convenience, or make Company assets available for the gain or convenience of anyone else, or for any purpose other than conducting the Company’s business unless you have management authorization to do so.

Authority to Make Commitments

Only specific employees are authorized to make financial or other commitments on behalf of the Company. Commitments might be such things as approving a loan or other extension of credit, ordering equipment or materials, authorizing business travel, approving payment of an invoice or expense report, authorizing budgets or budget overruns, signing leases or other contracts, selling Company assets, settling litigation or other claims, borrowing money, setting compensation or employee benefits, making charitable contributions and other transactions. These authorizations are in writing and are governed by corporate policies. You should not make a Company commitment unless you have the authority to do so.

Bribes and Other Illegal Corporate Payments

The use of Company funds for payments to any individual, company or organization for the purpose of obtaining favorable treatment in securing business or other special considerations is prohibited. This policy does not prohibit normal and customary business expenses such as reasonable entertainment, trade organization dues or similar expenses that are allowed by applicable Company policies, which must be properly reported on an appropriate expense report form.

Relations with Government Employees

The U.S. government has various regulations prohibiting government personnel from accepting entertainment, gifts, gratuities or other business courtesies that may be acceptable in the private commercial sector. All Company employees who may have to make these sorts of judgments must understand and comply with the letter and intent of such regulations.

Accuracy of Records and Reports

The Company’s accounting records are relied upon to produce reports to the Company’s management, shareholders, government agencies and others. All Company accounting records and reports produced from those records shall be kept and presented in a timely fashion and in accordance with the laws of each applicable jurisdiction.  Such records and reports must accurately and fairly reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

Responsibility for accurate and complete financial records does not rest solely with the Company’s accounting employees. All employees involved in approving transactions, supplying supporting information for transactions and determining account classifications have responsibility for complying with our policies.

Reports to Management

The same high standards required in the Company’s external reporting apply to financial reports to management. Accruals and estimates included in internal reports (such as business plans, budgets and forecasts) shall be supported by appropriate documentation and based on good-faith judgment.

Payments and Disbursements

All payments made by or on behalf of the Company must be documented in the accounting records with appropriate approval(s) and an adequate description of the business purpose of the disbursement.

Cash Deposits and Bank Accounts

All cash received by the Company shall be promptly recorded in the accounting records and deposited in a bank account properly authorized by the Company.  All bank accounts and other cash accounts shall be clearly and accurately recorded in the accounting records. No unrecorded accounts, funds or assets shall be established for any purpose.

Cooperation with Inquiries

Employees shall provide complete and accurate information in response to inquiries from the Company’s internal and outside independent auditors as well as the Company’s legal counsel.

Conflicts of Interest

You must carry out your professional responsibilities with integrity and with a sense of loyalty to the Company.  You must avoid any situation that involves a possible conflict or an appearance of a conflict of interest between your personal interests and the interests of the Company.  Knowingly acting in a manner that presents a conflict between your personal interests and the best interests of the Company is a violation of this Code.

A conflict of interest cannot be defined precisely, only illustrated. The basic factor that exists in all conflict situations is a division of loyalty between the Company’s best interests and the personal interest of the individual. Many, but not all, conflict situations arise from personal loyalties or personal financial dealings. It is impossible to list every circumstance giving rise to a possible conflict of interest, but the following illustrates the types of situations that may cause conflicts.

Family Members

A conflict of interest may exist when the Company does business with or competes with an organization in which a family member has an ownership or employment interest.  “Family members” include a spouse, parents, children, siblings and in-laws as well as any other individuals residing in the household.  You may not conduct business on behalf of the Company with family members or an organization with which you or a family member is associated unless you receive prior written approval under this Code. For additional guidance, the Company’s Loan Policy and Underwriting Standards Manual and Real Estate Loan Servicing Policies and Procedures Manual should be consulted.

Ownership in Other Businesses

You cannot own, directly or indirectly, a significant financial interest in any business entity that does business with or is in competition with the Company unless you receive prior written approval under this Code.  As a guide, “a significant financial interest” is defined as ownership by an employee and/or family members of more than 1% of the outstanding securities/capital value of a corporation or that represents more than 5% of the total assets of the employee and/or family members.

Outside Employment

Employees must keep outside business activities, such as a second job or self-employment, completely separate from the employee’s activities with the Company and must comply with the Company’s operating policies and procedures relating to “other employment”.  Employees may not use Company assets, facilities, materials, or services of other employees for outside activities unless specifically authorized by the Company, such as for certain volunteer work.

Disclosure Required - When in Doubt, Ask!

You should avoid any actual or apparent conflict of interest.  Conflicts can arise unexpectedly and prompt disclosure is critically important.  Employees must disclose existing or emerging conflicts of interest (including personal relationships that could reasonably be considered to create conflicts) to their manager and follow the guidance provided.  Executive officers and directors must disclose existing or emerging conflicts of interest to the President and Chief Executive Officer and to the Chairman of the Audit Committee.

Accepting Gifts and Gratuities

Accepting Things of Value

Except as provided below, you may not solicit or accept for yourself or for a third party anything of value from anyone in return for any business, service or confidential information of the Company.  Things of value include gifts, meals, favors, services and entertainment.  The purpose of this policy is to ensure that the Company’s business is safeguarded from undue influence of bribery and personal favors.

The solicitation of and acceptance of things of value is generally prohibited by the Bank Bribery Act.  Violations may be punished by fines and imprisonment.

Permitted Transactions

The following transactions are permitted and will be considered as exceptions to the general prohibition against accepting things of value:

•
Acceptance of gifts, gratuities, amenities or favors based on family or personal relationships when the circumstances make clear that it is those relationships, rather than the business of the Company, that are the motivating factors;

•
Acceptance of meals, refreshments, travel arrangements, accommodations or entertainment, all of a reasonable value ($200), in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party;

•	Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

•	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

•	Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, birthday or holiday; or

•	Acceptance of civic, charitable, education or religious organizational awards for recognition of service and accomplishment.

Other Transactions

If you are offered or receive something of value beyond what is permitted in this Code, you must obtain prior approval before you may accept or keep it.  Transactions other than those described above may be approved so long as approval is consistent with the Bank Bribery Act.  If you are at all uncertain as to whether you may accept something of value, do not hesitate to ask.

Corporate Opportunities

Directors and officers of the Company stand in a fiduciary relationship to the Company.  It is a breach of this duty for any such person to take advantage of a business opportunity for his or her own personal profit or benefit when the opportunity is within the corporate powers of the Company and when the opportunity is of present or potential practical advantage to the Company, unless the Board of Directors knowingly elects not to avail itself of such opportunity and the director’s or officer’s participation is approved in advance by the Board.  It is the policy of the Company that no director or executive officer appropriates a corporate opportunity without the consent of the Board of Directors.

Equal Employment Opportunity, Harassment and Sexual Harassment

Equal Employment Opportunity

It is the policy of the Company to provide equal employment opportunity in full compliance with all federal, state and local equal employment opportunity laws and regulations.

Harassment Prohibited

The Company is committed to providing a work environment where all employees work free from harassment because of race, color, religion, age, gender, sexual orientation, national origin, disability or any characteristic protected by applicable law.  The Company will not tolerate harassment by employees, supervisors, customers or others.

Our policy is essentially based on common sense: all employees should treat each other with respect and courtesy.  Harassment in any form – including verbal and physical conduct, visual displays, threats, demands and retaliation – is prohibited.

What Constitutes Sexual Harassment

The Equal Employment Opportunity Commission has guidelines that define sexual harassment as unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

•	Submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment, or used as the basis for employment decisions affecting such individual; or

•	Such conduct creates an intimidating, hostile or offensive working environment.

Sexual harassment can involve either a tangible employment action or a hostile work environment.  Sexual harassment includes more than overt physical or verbal intimidation.  Lewd or vulgar remarks, suggestive comments, posters, pictures and calendars, pressure for dates and sexual favors, and unacceptable physical contact are examples of what can constitute harassment.

It is important to realize that what may not be offensive to you may be offensive to others.  You should consider carefully the effect of your words and actions on others, and should not assume that another employee’s failure to object means that the employee welcomes the behavior at issue.

The Company as a general matter does not seek to regulate the private social behavior of employees.  However, intimate relationships between supervisors and employees whom they directly supervise are discouraged.  Because of the undesirable workplace repercussions that they may have, any such ongoing relationship should be disclosed to the supervisor’s department head.  All employees should understand that no one at the Company has the authority to offer job benefits or threaten job disadvantages based on the provision of sexual favors.

Sexual harassment also can occur among co-workers or result from behavior by contractors or other non-employees who have reason to interact with Company employees.  Our policy extends to these circumstances as well.

Obligation to Report

Any employee who has reason to believe that he/she is being harassed must promptly report the harassment.  The official procedure for reporting violations or suspected violations of this policy is located later in  this Code under the heading “How to Report a Violation.”  Do not allow an inappropriate situation to continue by not reporting it, regardless of who is creating the situation.

Investigations

As set forth in “Administration of the Code” appearing later in this document, the Company will promptly investigate allegations of harassment and, to the extent possible, conduct such investigations confidentially.  Any employee who is found to have violated this policy is subject to discipline or discharge.

No Retaliation

The Company will not tolerate retaliation in any form against an employee who has, in good faith, reported an incident of harassment, and employees should not fear that such a report will endanger his/her job.

Illegal and Impairing Substances

You may not possess, use, sell, distribute or be under the influence of illegal drugs while on Company property or while conducting Company business anywhere.  Such behavior is a violation of Company policy in addition to being a violation of the law. When reporting for work and throughout the work day, you must be fit for duty at all times and, in particular, not pose a safety hazard to yourself or others through your use of alcohol or other legal, but impairing, substances.

Workplace Violence

The Company expressly prohibits any acts of violence or threats of violence by any Company employee against any other person in or about Company facilities or in connection with the conduct of Company business elsewhere at any time.

You are prohibited from possessing firearms while on Company property or while conducting Company business anywhere at any time unless authorized by the Company.

Marketing Practices and Antitrust

Marketing Practices

The Company’s products and services must be sold fairly and honestly.  You should not attempt to take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice. Many of the products and services provided by the Company are subject to laws and regulations that specify the information that must be provided to the Company’s customers.  It is the policy of the Company to comply fully with these disclosure requirements.

Antitrust

The antitrust laws are intended to foster free and open competition and it is important that the Company comply with the letter and the spirit of such laws.  Agreements that reduce business competition are a core concern of the antitrust laws and violations may result in severe civil and criminal penalties to the Company and to individuals.  Antitrust laws pertain to dealings with customers and suppliers as well as competitors.

In some cases, depending on the circumstances, the antitrust laws prohibit discussions among competitors about competitively sensitive subjects.  The most serious antitrust violations are agreements among competitors that directly restrict competition among them.

These include agreements:

•	To raise, lower or stabilize prices;

•	To divide the areas in which they will do business or the customers they will serve; or

•	To refuse to deal with certain customers or suppliers.

Conduct intended to drive a competitor out of business may also violate antitrust laws.  It is the policy of the Company to fully comply with all applicable antitrust laws.

Antitrust is a complex area of the law and violations have serious consequences for the Company and for individuals personally.  The Company’s legal counsel should be consulted with any questions.

Computer Networks, Voice Mail, E-mail and the Internet

Many Company employees depend on access to computer networks, voice mail, e-mail and/or the Internet to do their jobs.  These tools come with risks and responsibilities that all employees must understand and accept.

You must use these resources only for the business activities of the Company (except as described in the FFSB Information Technology Manual and under “Authorized Uses” below) and:

•	Properly identify yourself in electronic communication;

•	Use only your own password and user ID to gain access to systems or data;

•	Accept full personal responsibility for the activities undertaken with your password and user ID;

•	Delete e-mail, voice mail and other electronic files in accordance with any applicable record retention policies or guidance; and

•	Comply with the computer security policies of the Company and conduct yourself in a manner that protects the Company from damage, theft, waste and violations of the law, including:

-	Protecting against exposure to potentially destructive elements, intentional (viruses, sabotage, etc.) or unintentional (bugs); and

-	Protecting against unauthorized access to Company information or resources (hacking).

Company Property and Privacy

Computer networks and electronic communications systems, and all messages and log files generated on or handled by them (including back-up copies), are considered to be the property of the Company.

There should be no expectation of privacy in these electronic interactions.  The Company may monitor the content of your electronic communications or monitor the content of server log files to review what Web sites or other Internet locations you have visited and what files you may have sent or received.  Computer networks, e-mail systems, voice mail systems and server logs are monitored regularly to support routine and non-routine activities such as operations, maintenance, auditing, security and investigations.  You should also keep in mind that, as a matter of law, the Company may be called upon to turn over this information to law enforcement and private litigants.  You may not intercept or disclose, or assist in intercepting or disclosing, electronic communications or Internet activity except as specifically provided above and only then with appropriate authorization.

Authorized Uses

Company computer networks, e-mail and voice mail systems and Internet access generally must be used only for Company business activities.  Incidental personal use is permitted if it:

•	Does not preempt or interfere with any Company business activity or with employee productivity; and

•	Consumes only a trivial amount of Company resources.

Incidental personal use is subject to the same policies as business use.

Prohibited Uses

Under no circumstances should Company computer networks, e-mail and voice mail systems or Internet access be used:

•	For any illegal activity;

•	To communicate offensive sexual, racial or other remarks, jokes, slurs and obscenities;

•	For private business, commercial or solicitation activities;

•	For chain-letter communications of any kind;

•	For charitable endeavors that are not Company-sponsored or authorized, including any fundraising;

•	For gambling; or

•	For pornography.

Additional uses may be prohibited or limited by other provisions of this Code or by other Company policies.

Confidential Information

Many employees learn confidential Company information in the course of their jobs and use it to perform important functions.  It is vitally important that all employees handle confidential information properly.

There are two major concerns:

•	Preventing the release of unauthorized or inappropriate information that might adversely affect the Company’s business; and

•	Avoiding violations of the law, particularly the securities laws relating to disclosure of material financial information before the information is made public.

What is Confidential Information?

What follows is not a complete list of what is considered to be confidential information, but it illustrates what is typically confidential unless it has been disclosed by the Company in a securities filing, press release, or other authorized formal or official public communication:

•	Financial results, budgets or forecasts;

•	Business plans, operating plans, strategy statements, memos, operating manuals, organization charts and other internal communications;

•	Company investments, acquisitions or divestitures;

•	New products, processes or designs;

•	Whether a product or business is meeting financial or other expectations;

•	Business relationships or the terms of any business arrangement, including prices paid or received by the Company;

•	Customer data such as customer names and addresses or any confidential personal or business information of the customer;

•	Advertising and marketing plans and campaigns;

•	Wages and salaries, bonus or compensation plans, notices to employees or unannounced personnel changes; and

•	Personal information about any employee.

In general, if information about the Company has not been made public by the Company, it should be treated as confidential.

Non-Disclosure and Non-Use

You may not disclose to unauthorized persons or use for your own personal advantage or profit, or the advantage or profit of another, any confidential information that you obtain as a result of your position with the Company.  This includes not only financial analysts and the press, but also business associates, family members and personal friends.  It is a serious mistake to disclose such information to anyone simply because you are confident that that person will neither try to benefit from it nor disclose it to others.

Your obligations not to disclose the Company’s confidential information and not to use it for unauthorized purposes continue after your affiliation with the Company ends.

Privacy of Customer Information

The Company is entrusted with important information about individuals and businesses.  It is essential that you respect the confidential nature of this information.  The Company is legally obliged to protect the privacy of a consumer’s personal financial information.  The Company’s privacy practices are set out in a privacy policy that is circulated to our customers and made available to the public.  All employees are expected to adhere to the Company’s privacy policy.

Public Disclosures

You may be asked for information about the Company by the media, trade groups, consultants and others collecting information for various purposes.  You should not make public statements on behalf of the Company or provide confidential information in response to external inquiries unless you have been authorized to do so.

Proper Disclosures

Some employees must disclose confidential Company information as a part of their job responsibilities.  This policy on confidential information is not intended to prohibit such authorized disclosures.

A few examples of situations in which confidential information might properly be disclosed are:

•	Disclosure of operational data to vendors or consultants in connection with providing services to the Company;

•	Participation in legitimate and authorized industry surveys;

•	Providing data to governmental agencies as part of required filings; or

•	An authorized employee responding to media or financial analyst inquiries.

You should be certain that you understand what you have been authorized to disclose, and to whom, prior to disclosing any confidential information.

“Inside” Information and Insider Trading

You must not trade in the Company’s stock when you have material information about the Company that is not yet public.  Material information is information that would reasonably be expected to either (1) affect the price of securities issued by the Company or (2) be important to an investor in deciding whether to buy, sell or hold securities issued by the Company.  Furthermore, you must not communicate material non-public information to persons outside the Company so that they may profit from transactions in the Company’s securities.

Engaging in insider trading, or providing confidential information that is used in insider trading is illegal and can result in substantial fines and criminal penalties to you.

The Company maintains the Policy Regarding Insider Trading that provides more complete guidance on this subject, including rules on trading in Company securities by executive officers, directors and employees who have access to certain financial information.

You should call the President and Chief Executive Officer with any questions about buying or selling of Company stock.

Examinations, Government Investigations and Litigation

Regulatory Examinations

The Company is subject to examination by federal banking regulators.  It is Company policy to cooperate fully with the Company’s regulators.

Government Investigations

It is Company policy to cooperate with reasonable and valid requests by federal, state or local government investigators.  At the same time, the Company is entitled to all the safeguards provided in the law for persons under investigation, including representation by counsel.

Accordingly, if a government investigator requests an interview with you, seeks information or access to files, or poses written questions, he/she should be told that you must first consult with the Company’s legal counsel.  You should immediately contact the President and Chief Executive Officer, who will then provide advice as to further action.

Penalties

You should be aware that criminal sanctions could be imposed upon any person who submits false or misleading information to the government in connection with any regulatory examination or government investigation.  Full cooperation and proper legal supervision of any response in connection with a regulatory examination or government investigation is essential from both corporate and individual viewpoints.

Litigation

In the event any litigation is begun or threatened against the Company, notify the President and Chief Executive Officer immediately, even if the action or threats appear to be without merit or insignificant.

Preservation of Records

All records relating to the business of the Company shall be retained as required by the Company’s record retention guidelines.  Notwithstanding such guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit, governmental or regulatory investigation, or bankruptcy proceeding be removed, concealed or destroyed.

Personal Finance

Just as the Company’s reputation rests, in part, on the intelligent management of our customers’ funds, so are our employees expected to manage their personal finances in an intelligent and prudent manner.  Financial activities should be avoided that pose excessive monetary or credit risk or that might otherwise reflect adversely on the Company.

All employee and director owned accounts must be maintained in strict accordance with regulatory agency requirements.  Employees and directors should not attempt to bypass procedures or use their position with the Company to delay or defeat a valid financial obligation.  All deposit accounts owned by an employee or director will be segregated and subject to regular review.  Annually, each employee and director will be required to complete and sign a review statement certifying the deposit accounts owned.  The signed certifications will be kept in the Human Resources Department’s secured and confidential files.

Investments

Like other individuals, employees and directors may make personal investments in corporate stocks, bonds, real estate, money market instruments, or other securities. In making such investments, employees and directors should scrupulously avoid taking advantage of any nonpublic corporate information that they may know or learn, however acquired.  You should also be guided by awareness that such investments should not influence your judgment or action in the conduct of the Company’s business. Additional guidance is provided in the Policy Regarding Insider Trading. Questions regarding the suitability of an investment should be directed to the Director of Accounting Policy and Shareholder Reporting.

Securities of Customers and Vendors

Employees should not invest in securities, enterprises or other activities of customers and vendors that are not available to the public, unless prior written approval is obtained from the President and Chief Executive Officer or the Board of Directors.

Abuse of Any Franklin Federal Account
All personal accounts and financial relationships with Franklin Federal Savings Bank shall be handled in a responsible manner. Intentional, repeated or excessive delinquencies should be avoided, as should any activity that constitutes, or resembles, check kiting.  No corporate account shall be used for a personal purpose.

Abuse of any account may result in returning of checks presented against insufficient funds or more serious disciplinary action, including termination.

Employees and directors who write checks against non-sufficient funds will be charged the same amount per item as other customers, with no permitted waiver or rebate of such fees, and may be asked to discuss these items with Human Resources

Outside Activities

Community Involvement

In order to discharge our civic and social responsibilities, we encourage our employees to actively participate in and provide leadership to community and professional activities.  Any activities, including the above, which will significantly encroach upon working time, interfere with regular duties, adversely affect the quality of work performed, or potentially subject the Company to criticism or adverse publicity, either must be avoided or first approved by your supervisor.

Directorships and Trusteeships

As a corporate citizen, the Company believes in making its expertise available to the community it serves by permitting our employees to hold director and trustee positions.  Such director and trustee positions may also enhance the reputation of the Company.  Conversely, such relationships may have legal consequences or other ramifications for the Company that are unrecognized by the individual involved.

Therefore, outside director and trustee positions by employees (as well as any resulting compensation) must have prior written approval of the President and Chief Executive Officer.  The President and Chief Executive Officer should seek approval from the Board of Directors for his outside director and trustee positions.

Political Activity

Corporate Activity

The Company supports the American political system as an essential part of the environment in which we operate, and the Company encourages its employees to give of their own time and money to candidates and causes in which they believe.

Individual Activity

Employees participating in political activities do so as individuals and not as representatives of the Company.  Care should be exercised in the use of an individual’s job title or employee identity to avoid the appearance of any attempt to lend the prestige of the Company in support of a particular political position or candidate.

Under no circumstances is the Company’s letterhead to be used in connection with your role in a political campaign.

Public Office

Written approval must be obtained from the President and Chief Executive Officer before an employee accepts nomination or appointment to any public office.  The President and Chief Executive Officer should seek approval from the Board of Directors.  Because of statutory requirements, such service might be improper unless assurances are given that business relations between the Company and the government agency in which the individual would serve would not be prohibited.

Detailed Policies and Procedures

This Code does not contain all of the policies of the Company or all of the details of the policies that are included.  The Company has written policies and procedures that provide more information on some of the topics in this Code.

Talk to your supervisor about the Company’s policies and procedures that you are responsible for following in your job and make sure that you have reviewed and understand them.

Administration of the Code

Every Employee Has an Obligation to:

•
Comply with this Code of Ethics and Business Conduct, which prohibits violation of local, state, federal or foreign laws and regulations applicable to our businesses, and requires compliance with all Company policies;

•	Be familiar with laws and Company policies applicable to his/her job and communicate them effectively to subordinates;

•	Ask questions if a policy or the action to take in a specific situation is unclear;

•	Be alert to indications and/or evidence of possible wrongdoing; and

•	Report violations and suspected violations of this Code of Ethics and Business Conduct to the appropriate person as described in “How to Report a Violation” below and elsewhere in this Code.

The Company’s managers have a particular responsibility to notice and question incidents, circumstances and behaviors that point to a reasonable possibility that a violation of this Code has occurred.  A manager’s failure to follow up on reasonable questions is, in itself, a violation of Company policy.

How to Ask a Question

Whenever possible, an employee should work with his/her immediate supervisor to get answers to routine questions.

If a supervisor’s answer does not resolve a question or if an employee has a question that he/she cannot comfortably address to his/her supervisor, he/she should go to the Human Resources Department.

Executive officers and directors may bring any questions to the Chairman of the Board or the Chairman of the Audit Committee.

How to Report a Violation

Any employee having information about a violation (or suspected violation) of this Code should promptly (normally within 48 hours) report the violation in writing to the Human Resources Department.

Executive officers and directors may submit any reports of violations (or suspected violations) of this Code in writing to the President and Chief Executive Officer.

If the violation involves the President and Chief Executive Officer, then the employee should report the violation by informing the Chairman of the Audit Committee.

Concerns regarding questionable accounting or auditing matters should be handled under the procedures for confidential, anonymous submissions established by the Audit Committee.

Section 8.23 – “Whistleblower” Policy of the Company’s Operating Policies and Procedures Manual sets forth additional channels for reporting violations as well as protections for a reporting employee who’s concerned for his/her welfare or safety.

Follow-up to the Report of a Violation

The Human Resources Department may arrange a meeting with the employee to allow the employee to present a complete description of the situation.  The Human Resources Department will take the matter under consideration, including undertaking any necessary investigation or evaluation of the facts related to the situation and, after consultation with the President and Chief Executive Officer, shall render a written decision, response or explanation as expeditiously as possible.  Individuals who are alleged to be involved in a violation will not participate in its investigation.

Determining Whether a Violation Has Occurred

If the alleged violation of this Code concerns an executive officer or director, the determination of whether a violation has occurred shall be made by the Audit Committee of the Board of Directors, in consultation with such legal counsel as the Audit Committee deems appropriate.

If the alleged violation concerns any other employee, the determination of whether a violation has occurred shall be made by the President and Chief Executive Officer, in consultation with legal counsel as such officers deem appropriate.

In determining whether a violation of this Code has occurred, the Audit Committee or person making such determination may take into account to what extent the violation was intentional, the materiality of the violation from the perspective of either the detriment to the Company or the benefit to the director, executive officer or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable.

Acts or omissions determined to be violations of this Code by other than the Audit Committee under the process set forth above shall be promptly reported by the Human Resources Department to the Audit Committee and by the Audit Committee to the Board.

Confidentiality

Reports of suspected violations will be kept confidential to the extent possible and consistent with the conduct of an appropriate investigation.

No Retaliation

Retaliation in any form against an employee who has, in good faith, reported a violation of this Code will not be tolerated.

Consequences of a Violation

Employees who violate this Code, or who fail to report violations, of which they are aware or should be aware, will subject themselves to disciplinary action up to and including dismissal.  Some violations may also result in civil liability and/or lead to criminal prosecution.

Prior Approvals

Whenever the requirement for prior approval appears in this Code, it means that a writing setting forth the pertinent facts of the situation under consideration shall be submitted according to the following process.

If a request for prior approval relates to an executive officer or director, the determination with respect to the approval shall be made by the Audit Committee of the Board of Directors, in consultation with such legal counsel as the Audit Committee deems appropriate.

If a request for prior approval relates to any other employee, the determination shall be made by the President and Chief Executive Officer, in consultation with the Human Resources Department, unless the matter is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

All approvals (other than those approved by the Audit Committee) shall be promptly reported to the Audit Committee.

Waivers

You must request a waiver of a provision of this Code if there is a reasonable likelihood that your contemplated action will violate the Code.

If a waiver request relates to an executive officer or director, the determination with respect to the waiver shall be made by the Audit Committee of the Board of Directors, in consultation with such legal counsel as the Audit Committee deems appropriate.  Any waivers granted by such committee shall be submitted to the Board for ratification.

If a waiver request relates to any other employee, the determination shall be made by the President and Chief Executive Officer, unless the matter is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported to the Audit Committee.

Waivers will not be granted except under extraordinary or special circumstances.

Any waivers of this Code for any executive officer or director of the Company must promptly be disclosed to shareholders.

Annual Review and Certification Process

The Human Resources Department, with assistance from Internal Audit, is responsible for annual review of and revision to the Code. As revisions are disseminated, all employees and directors are responsible for having current knowledge of changes and acting accordingly. All employees and directors will be required to attest, annually, to having read the Code and to affirm compliance with the Code with any actual or apparent exceptions so noted in the Certificate of Compliance.

Contacts

Richard T. Wheeler, Jr.
Chairman of the Board, President and
Chief Executive Officer
(804) 967-7000

Donald F. Marker
Corporate Secretary
(804) 967-7000

Robert G. Jones
Director of Internal Audit
(804) 967-2278

George L. Scott
Chairman of the Audit Committee
4501 Cox Road
Glen Allen, Virginia 23060
(804) 967-7000